RACINO ROYALE ANNOUNCES LETTER OF INTENT TO ACQUIRE INTERAMERICAN GAMING

TORONTO, ON – September 12, 2007– Racino Royale, Inc. (“Racino”) (OTCBB:RCNR.OB) announced today that it has signed a non-binding Letter of Intent pursuant to which it proposes to acquire all the issued and outstanding shares of InterAmerican Gaming Corp (“InterAmerican”), a Latin America focused casino management company. The Letter of Intent is subject to the satisfaction of customary conditions precedent by both parties. In consideration for the proposed acquisition, shareholders of InterAmerican will be entitled to one share of Racino for every one share of InterAmerican. Racino currently has 33,223,886 million common shares outstanding and will issue an additional 13,500,000 shares to the shareholders of InterAmerican. Post closing, Racino will have a total of 46,723,886 common shares outstanding. Racino intends to change its name to InterAmerican Gaming Corp., make certain changes in its officers and directors and pursue the business of InterAmerican.

About InterAmerican Gaming Corp.
InterAmerican is a private casino management company focused on the Latin American market, combining experience in Latin American gaming with specialization in implementing industry-leading technology, systems and marketing programs. It is currently pursuing acquisitions of existing operations as well as developing casino projects with large hotel and resort partners. The company is currently negotiating the acquisition of existing, fully-licensed slot operations which are well-located and present a strong record of historical profitability and excellent potential for growth. Additionally, InterAmerican is pursuing the establishment of a slot machine operation in an existing racetrack in a major Latin American city, as well as a casino within a large proposed hotel development strategically located close to several transport hubs, a large shopping centre and one of Latin America’s major commercial districts.

About Racino Royale, Inc.

Racino Royale is a publicly company listed in the United States on the Over-The-Counter Bulletin Board under the stock symbol "RCNR".

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Racino Royale, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Racino Royale, Inc.’s SEC filings. Racino Royale, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Racino Royale Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Racino Royale , Inc.'s SEC filings.

For further information, please contact:

InterAmerican Gaming Corp.
Eric M. Rahn Chief Operating Officer (561) 983-6310 (866) 426-0541 (fax) EMR@ceoexpress.com

Racino Royale, Inc.
John Simmonds Chief Executive Officer (905) 833-9845 x223 (905) 833-9847 (fax) jgs@trackpower.com